Producers meet with consumers over Memorial Day weekend

USPB Promotes Beef at

Stew Leonard’s Stores

USPB producers from Iowa, Nebraska and Kansas spent their Memorial Day weekend promoting beef in Connecticut and New York. This is the second year that USPB producers have promoted beef at the Stew Leonard’s stores. Nearly 125,000 customers shopped at the company’s four stores during the promotion. In total, they sampled and bought 12,000 pounds of Stew’s “Naked” strips (which is USPB’s NatureSource® Natural Angus Beef product) and 45,000 pounds of shortloins in the two day event.

Barb Downey and Joe Carpenter, Wamego, KS, Kirk and Mary Lynch, New Hampton, IA, Perry and Becky Nowak, Scott City, KS, and Bill and Barb Rishel, North Platte, NE, along with USPB’s Tracy Thomas handed out samples of the featured strip steaks to consumers who were eager to taste Stew Leonard’s “Naked” beef.

The family-owned business has been recognized by Fortune magazine as one of the top 100 companies to work for each of the last ten years. Stew Leonard’s has 2,200 employees in its four stores. Over 80 percent of the items sold in these stores are fresh. Customer service is job one with the company being built around two simple rules: “Rule 1. The customer is always right; Rule 2. If the customer is ever wrong, re-read rule 1.” Not surprisingly, the family-owned and operated business has a loyal customer base in a heavily populated area that offers consumers a lot of shopping alternatives. More than 1.8 million consumers live within 10 miles of its stores.

“Stew Leonard’s is a great customer for our company,” said Matt McClurg, NatureSource® Natural Angus Beef Account Manager for National Beef, who also accompanied the USPB members during the promotion. “I was extremely pleased with the preparation, knowledge and information provided by the USPB ranchers. They

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USPB Members Named BIF’s

Top Seedstock Producer

USPB member, Mushrush Red Angus, Strong City, KS, was named the Beef Improvement Federation’s (BIF) Seedstock Producer of the Year earlier this month during the BIF’s annual convention in Bozeman, MT.

Mushrush Red Angus is owned and operated by Robert and Oma Lou, Joe and Connie, and Daniel and Christine Mushrush. The family business includes both spring- and fall-calving herds, a stocker operation and a feedyard. They market approximately 150 Red Angus bulls each year. Mushrush Red Angus also has a program to buy calves from its customers and finish those calves before marketing them on a value-based grid. That carcass data is then shared with customers to help them learn how they might improve their cow herds.w

Bill is ready for consideration by full House
House Appropriations
Denies Funding For
Proposed GIPSA Rule

By Tracy Thomas, Vice President, Marketing

On May 31, the U.S. House Appropriations Committee approved legislation that denies funding for U.S. Department of Agriculture’s (USDA) plan to implement the proposed livestock and poultry marketing rule introduced last year, which USPB and much of the beef industry has opposed. The bill is the Committee’s recommendation to fund the USDA during fiscal year 2012, which begins October 1. The bill is now ready for consideration by the full House of Representatives.

In May, 147 members of the House sent a letter to USDA Secretary Tom Vilsack asking him to withdraw the rule pending USDA’s completion of an economic analysis. In response to the letter, Secretary Vilsack indicated USDA will not withdraw the proposed rule. USPB remains concerned about the potential impacts of the proposed rule and encourages you to continue to communicate with members of Congress and other industry leaders about it. w

USPB Makes

Tax Distribution

USPB’s Board of Directors authorized a cash distribution for the second quarter of tax year 2011. The purpose of the distribution is to assist unitholders who are making quarterly estimated tax payments. The distribution, mailed the second week of June, was equal to $1.96 per Class A unit and $17.14 per Class B unit. This distribution makes the total distribution to USPB’s unitholders for tax year 2011 equal to $35.89 per combined unit. w

Annual Meeting To Be

Held on December 7

U.S. Premium Beef’s fiscal year 2011 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton on December 7. Attendees will hear reports from CEO Steve Hunt on USPB’s fiscal year results and from National Beef CEO Tim Klein on our processing company’s results.

There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX, and Jeff Sternberger, Ingalls, KS, currently hold these positions. Both have indicated they will seek re-election for another three-year term.

Unitholders who want information on becoming a candidate for USPB’s Board should contact Nominating Committee Chair Mary Ann Kniebel at 785-349-2821 or the USPB office at 866-877-2525. Applications are due September 8, 2011. w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Promotes Beef...	continued from page 1

were truly invaluable to the success of the promotion.” “Wow! Our customers loved meeting our ranchers and had a great time learning all about life on the ranch,” CEO Stew Leonard, Jr. noted. “To sum up the weekend, I saw a little seven-year-old girl grab two packs of our Naked Beef strips, put them in the carriage, and say to her mom, ‘Okay, I’m sold!’ What a great weekend!” w

AgStock Offers Efficient
Means to Trade USPB Units

Interest in USPB’s internet based trading system that enables unitholders to buy and sell units electronically has resulted in nearly 250 unitholders and associates requesting approval to use the system to place buy and sell orders. Located at www.AgStockTrade.com, the system was introduced in March 2010.

“Prior to the introduction of AgStock, USPB units were traded in private transactions between willing buyers and sellers,” points out Tracy Thomas, USPB’s Vice President of Marketing. “In the three fiscal years leading up to the introduction of this internet based trading system, combined USPB Class A and Class B units traded for an average price of $112.99, $137.95 and $153.82, respectively. Trades occurring since USPB introduced AgStock are detailed in the table below.

USPB Non-Conditional Unit Trade Report
DR = Delivery Rights; FY = Fiscal Year	FY 2011 Trades	Most Recent Trades
# Class A Units (DR available this FY)	580	30
Avg. Price Per Unit	$180.30	$210.00
# Class A Units (DR available next FY)	480	480
Avg. Price Per Unit	$203.00	$203.00
# Class B Units	550	300
Avg. Price Per Unit	$407.00	$487.00

In addition, matches between buyers and sellers that are pending closing include 1,150 Class A units with delivery rights available in fiscal year 2012 for $203.74 per unit and 650 Class B units for $550.00 per unit. These matches are expected to close by mid summer.

“AgStock is meeting our objective of offering interested buyers and sellers an efficient means of trading Class A and Class B units,” notes Steve Hunt, CEO. “The flexibility and transparency, with the ability to still anonymously post buy and sell offers, has enabled more unitholders and associates to participate in creating liquidity and establishing value of our units.”

For the latest listings to buy or sell USPB Class A and Class B units, go to www.AgStockTrade.com. You can also view historical matches of offers to buy and sell units as well as sales that have been completed by selecting “Match History” on each unit class page. w

Company Contributes Beef
to Aid Joplin Relief Effort

Did You Know...

✓U.S. Premium Beef expects to have limited availability of unitholder delivery rights to lease out during the remainder of fiscal year 2011. Unitholders have approximately two months left to meet delivery obligations in fiscal year 2011. If you have delivery rights you are not going to deliver against during fiscal year 2011, please call our office at 866-877-2525 for assistance in leasing them to other producers. w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 5/08/11 to 6/04/11
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.22	64.65
Prime	2.63	3.79
CH & PR	75.07	84.13
CAB	26.31	36.97
BCP	16.04	19.13
Ungraded	0.81	0.25
Hard Bone	0.22	0.03
YG1	11.11	5.76
YG2	40.10	37.59
YG3	40.32	47.64
YG4	8.03	8.67
YG5	0.43	0.34
Light Weight	0.47	0.25
Heavy Weight	1.05	0.80
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$20.22	$30.05
Yield Benefit	$12.54	$21.97
Yield Grade	-$3.13	-$3.75
Out Weight	-$1.88	-$1.32
ASV	$17.60	$32.61
Natural	$1.17	$2.02
Total Premium	$46.52	$81.58